Exhibit 10.4

October 14, 2014

AeroCare Holdings, Inc.

3325 Bartlett Boulevard

Orlando, FL 32811

Attn: Stephen P. Griggs

Re:	MergeWorthRx Corp. Reimbursement Guaranty

Ladies and Gentlemen:

Reference is made herein to that certain Agreement and Plan of Merger and Reorganization dated as of the date hereof (the “Merger Agreement”), by and among MergeWorthRx Corp., a Delaware corporation (“Parent”), Anvil Merger Sub, Inc., a Delaware corporation, AeroCare Holdings, Inc., a Delaware corporation (the “Company”), and FFC AeroCare SR, LLC, a Delaware limited liability company, in its capacity as Stockholders’ Agent. Each capitalized term used, but not otherwise defined, herein has the respective meaning assigned to such term in the Merger Agreement.

1.          Pursuant to Section 11.3 of the Merger Agreement, in the event that (a) the Merger is not consummated prior to the date the Merger Agreement is terminated pursuant to Section 9 thereof, and (b) Article Fifth of Parent’s amended and restated certificate of incorporation was not duly amended to change the Termination Date (as defined therein) from December 26, 2014 to February 26, 2015 or such earlier date as Parent and the Company may mutually determine, for whatever reason (including due to Parent’s failure to solicit its stockholders to approve such amendment), then the Parent is required to reimburse the Company for all expenses it incurs related to the PCAOB compliant re-audit of the Company by BDO LLP, up to $250,000 (the “Reimbursement Obligation”); provided that no such Reimbursement Obligation shall be owed by Parent to the Company in the event that the Company materially breaches its obligations under Section 4.11 of the Merger Agreement. It is acknowledged and agreed that the Company would not have entered into the Merger Agreement unless all of the undersigned guarantors of the Reimbursement Obligation (each, a “Guarantor,” and collectively, the “Guarantors”) entered into this agreement with the Company (the “Guaranty”).

2.          To induce the Company to enter into the Merger Agreement, each of the Guarantors, on a several but not joint basis for up to one-third of the Reimbursement Obligation, hereby absolutely, irrevocably and unconditionally guarantees the due, punctual and complete payment to the Company of Parent’s payment obligation with respect to the Reimbursement Obligation under Section 11.3 of the Merger Agreement if, as and when such payment obligation becomes due and payable under the Merger Agreement (such guaranteed payment obligation being referred to herein as the “Guaranteed Obligation”). All payments hereunder will be made in U.S. dollars by wire transfer of immediately available funds. Each of the Guarantors promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If the Guarantors are in breach of their payment obligation with respect to the Guaranteed Obligation, then the Guarantors shall also pay to the Company all reasonable costs and expenses (including reasonable legal fees and expenses) incurred by the Company in connection with the enforcement of this Guaranty.

3.          In furtherance of the foregoing, the Company may, in its sole discretion, bring and prosecute an action against any or all of the Guarantors for the full amount of the unpaid Guaranteed Obligation without bringing any action against Parent or joining Parent to such action. The Company shall not be obligated to file any claim relating to the Guaranteed Obligation in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantors’ obligations hereunder. This Guaranty is one of payment, not collection.

4.          The Guarantors’ liability hereunder is absolute and unconditional, irrespective of: (i) any lack of validity or enforceability of the Merger Agreement or of any other agreement or instrument referred to therein if the lack of validity or unenforceability results from or arises out of any action or inaction on the part of Parent or Merger Sub or is owing to any lack of corporate power or authority of Parent or Merger Sub; or (ii) any amendment, modification or waiver of any term of the Merger Agreement that is agreed to by Parent and Merger Sub in accordance with the terms of the Merger Agreement.

5.          The Guarantors hereby agree that, subject to Section 8 hereof, its obligations hereunder shall not be released or discharged in whole or in part, and shall be absolute and unconditional, to the fullest extent permitted by law, or otherwise affected by: (i) any failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub; (ii) any rescission, waiver, compromise, consolidations or other amendment or modification of any of the terms or provisions of the Merger Agreement; (iii) any change in the corporate existence, structure or ownership of the Parent or Merger Sub; (iv) any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against the Guarantors, Parent or Merger Sub; (v) the existence of any claim, set-off or other right which any of the Guarantors may have at any time against Parent, Merger Sub or the Company; or (vi) any other defense that might operate as a legal or equitable discharge of a guarantor or surety. To the fullest extent permitted by law, each of the Guarantors hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company.

6.          The Guarantors hereby acknowledges that they will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits. The Guaranteed Obligation shall be conclusively presumed to have been created in reliance hereon.

7.          The Guarantors hereby covenant and agree that they shall not institute any proceeding or bring any other claim asserting that this Guaranty is illegal, invalid or unenforceable in accordance with its terms.

8.          This Guaranty is a continuing one and may not be revoked or terminated and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligation, and shall be binding upon and inure to the benefit of the Company, the Guarantors, and their respective successors and permitted assigns; provided, that the Guarantor’ obligations hereunder shall automatically terminate upon the earlier of (i) the consummation of the Merger, or (ii) the valid termination of the Merger Agreement in accordance with its terms by mutual consent of the parties to the Merger Agreement or under circumstances in which Parent would not be obligated to make any payment of the Reimbursement Obligation.

9.          This Guaranty (i) shall be governed by the law of the State of New York, without giving effect to the conflict of laws provisions thereof, (ii) shall be binding upon the parties and their respective successors and assigns, and (iii) may be signed in multiple counterparts and delivered by facsimile or other electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this letter becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury. This letter may be amended, modified or waived only in a writing signed by each of the parties hereto.

[Signature Page to Follow]

In order to acknowledge such agreement, please sign this letter below and return the same to us.

Very truly yours,

AEROCARE HOLDINGS, INC.

By:	/s/ Stephen P. Griggs
Name: Stephen P. Griggs
Title: Chief Executive Officer and President

GUARANTORS:

Accepted and agreed to this 14th day of October, 2014

/s/ Stephen B. Cichy
Stephen B. Cichy

/s/ Charles F. Fistel
Charles F. Fistel

/s/ Anthony Minnuto
Anthony Minnuto

Sponsor Guaranty